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                                                                    EXHIBIT 99.B

                             ASSIGNMENT OF OPTION

   THIS ASSIGNMENT is executed and delivered as of August 17, 2001, by William
A. Wilkerson (the "Assignor"), in favor of Phoenix Group of Florida, Inc., a Nevada corporation (the "Assignee").

   WHEREAS, pursuant to that certain Option Agreement, dated as of May 21, 2001 (the "Option Agreement"), by and between the Assignor and Bill LeVine, Trustee of 1982 Bill and Bonnie LeVine Trust ("Optionor"), the Assignor was granted an option (the "Option") to purchase 623,782 shares of common stock, par value U.S. $0.04 per share (the "Option Shares") of BCT International, Inc., a Delaware corporation.

   WHEREAS, Assignor desires to assign all of his right, title and interest in the Option under the terms of the Option Agreement to Assignee and Assignee desires to acquire from Assignor all of his right, title and interest in the Option, as provided herein.

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

   Section 1.  Assignment.  The Assignor hereby grants, assigns and transfers to
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the Assignee all of Assignor's right, title and interest in and under the Option
Agreement to purchase the Option Shares. Upon the execution and delivery of this assignment to the Assignee, the Assignee shall, as of the date hereof, succeed to all of the Assignor's right, title and interest in and to such Option Shares. The assignment provided for herein shall be without recourse to the Assignor.

   Section 2.  Representations and Warranties.  The Assignor hereby represents
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and warrants the following to the Assignee:

               2.1  Ownership. The Assignor is the legal and beneficial owner of
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all right, title and interest in and under the Option Agreement, including, without limitation, the Option, and all such rights under are free and clear of any Liens (as hereinafter defined). Assignor warrants that no assignment, grant, mortgage, license, or other agreement affecting the rights and property herein conveyed has been or will be made to others by the Assignor or any predecessor in title thereto and that the full right to convey the same as herein expressed is possessed thereby. For purposes of this Section 2.1, "Liens" shall mean any mortgage, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, lien (statutory or other), preference, priority or other security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or other similar recording or notice statute, and any other arrangement having substantially the same effect as any of the foregoing.

               2.2  Authority and Enforceability.  The Assignor has duly
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authorized, executed and delivered this Assignment and this Assignment constitutes the legal, valid and binding agreement of Assignor in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

   Section 3.  Notification of Optionor.  The Assignor hereby agrees upon the
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execution of this Assignment, the Assignor shall deliver a copy of this
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Assignment to the Optionor.

   Section 4.  Further Assurances.  The Assignor hereby agrees to take all
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actions, and execute, acknowledge and deliver all such instruments as may be necessary to assure the Assignee the rights intended to be provided to the Assignee pursuant to this Assignment.

   Section 5.  Governing Law.  This Assignment shall be governed by and
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construed in accordance with the laws of the State of Florida.
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   IN WITNESS WHEREOF, the Assignor has caused this Assignment to be executed and delivered as of the date first set forth above.

                           ASSIGNOR:





                           By:  /s/ William A. Wilkerson
                                William A. Wilkerson